SCHEDULE 14A
(RULE 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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MEDCATH CORPORATION
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MEDCATH CORPORATION
10720 Sikes Place, Suite 300
Charlotte, North Carolina 28277

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held March 3, 2010

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of MedCath Corporation (the “Company”) to be held at the Company’s executive offices, 10720 Sikes Place, Suite 300, Charlotte, North Carolina, on March 3, 2010, 10:00 a.m., Eastern Standard Time, to consider and act upon each of the following matters:

1.	To elect three individuals to the board of directors to serve for a three-year term as a Class III director;

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2010;

3.	To transact such other business as may properly come before the meeting and any adjournment thereof.

These items of business are more fully described in the attached proxy statement. Only stockholders of record at the close of business on January 21, 2010, the record date, are entitled to notice of, and to vote at, the annual meeting and at any adjournments or postponements of the meeting. A list of those stockholders will be available for inspection at the Company’s principal executive offices during ordinary business hours for the ten-day period prior to the annual meeting.

By Order of the Board of Directors

Blair W. Todt
Senior Vice President, General Counsel and Secretary

Charlotte, North Carolina
January 28, 2010

Whether or not you expect to attend the meeting, it is important that your shares are represented.
Please complete, date and sign the enclosed proxy card and mail it promptly in the enclosed envelope in order to assure representation of your shares. No postage need be affixed if the proxy card is mailed in the United States.

MEDCATH CORPORATION

PROXY STATEMENT

FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS
MARCH 3, 2010

MEDCATH CORPORATION

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS
To Be Held on March 3, 2010

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of MedCath Corporation (“MedCath” or the “Company”) for use at the annual meeting of stockholders to be held at the Company’s principal executive offices, 10720 Sikes Place, Suite 300, Charlotte, North Carolina on Wednesday, March 3, 2010, at 10:00 a.m. Eastern Standard Time and at any adjournments or postponements of the meeting. Shareholders may obtain directions to the annual meeting by contacting Blair W. Todt, MedCath’s Secretary, at (704) 815-7700.

The Company’s Annual Report on Form 10-K containing its consolidated financial statements for the fiscal year ended September 30, 2009 is being mailed together with this proxy statement to all stockholders entitled to vote. It is anticipated that this proxy statement and the accompanying form of proxy will be mailed to stockholders on or about January 28, 2010.

Proxy Procedures

All proxies will be voted in accordance with the stockholder’s instructions, and if no choice is specified, the enclosed appointment of proxy (or any signed and dated copy thereof) will be used to vote in favor of the director nominees and the ratification of Deloitte & Touche LLP. Any appointment of proxy may be revoked by a stockholder at any time before its exercise by: (i) delivering written revocation or a later dated appointment of proxy to the secretary of the Company prior to the annual meeting; or (ii) attending the annual meeting and voting in person.

The board of directors is not aware of any other matter to be presented at the annual meeting. If any other matter upon which a vote may properly be taken should be presented at the annual meeting, shares represented by all proxies received by the board of directors will be voted on that matter in accordance with the judgment of the persons named as proxies.

Record Date

Only stockholders of record as of the close of business on January 21, 2010, the record date fixed by the board of directors for the annual meeting, will be entitled to vote at the annual meeting and at any adjournments or postponements of the meeting. As of January 21, 2010, there were an aggregate of 20,511,880 shares of common stock outstanding and entitled to vote. Each share is entitled to one vote.

Voting Procedures

Quorum Requirements.  The presence, in person or by proxy, of at least a majority of the outstanding shares of common stock entitled to vote at the annual meeting is necessary to establish a quorum for the transaction of business. Shares represented by proxies which contain one or more abstentions or broker-nonvotes will be counted as present for purposes of determining the presence or absence of a quorum for the annual meeting.

Election of Directors.  Directors are elected by a plurality of the votes cast, in person or by proxy, at the annual meeting. The three nominees receiving the highest number of affirmative votes of the shares present or represented and voting on the election of directors at the annual meeting will each be elected for a three-year term. Shares represented by proxies received by the board of directors and not marked to withhold authority to vote for the nominee will be voted for the election of each nominee. Withheld votes and broker non-votes will not be counted toward that nominee’s achievement of a plurality.

Other Proposals.  The affirmative vote of the majority of shares present, in person or by proxy, and voting at the annual meeting is required for the ratification of the appointment of the independent registered public accounting firm for the fiscal year ending September 30, 2010.

If any other matter not discussed in this proxy statement should be presented at the annual meeting upon which a vote may be properly taken, shares represented by all proxies received by the board of directors will be voted on that matter in accordance with the judgment of the persons named as proxies.

Abstentions and broker non-votes are not considered to have been voted for these proposals and have the practical effect of reducing the number of affirmative votes required to achieve a majority by reducing the total number of shares from which the majority is calculated. Under the rules that govern brokers who are voting shares held in street name, brokers have the discretion to vote shares on routine matters, but not on non-routine matters. Routine matters include ratification of independent public accountants. Non-routine matters include the election of directors.

Proxies should be sent to:

American Stock Transfer & Trust Co., LLC
Operations Center — Proxy Dept.
6201 15th Ave
Brooklyn, NY 11219-9821

CORPORATE GOVERNANCE

Meetings and Committees

The board of directors of the Company held five meetings during the fiscal year ended September 30, 2009. The Company has standing audit, compensation, compliance and corporate governance and nominating committees.

Casey, Casas, and McCoy currently serve as members of the compensation committee of the board of directors (the “compensation committee”). The compensation committee determines the amount and type of compensation paid to senior management, establishes and reviews general policies relating to compensation and benefits of employees, and administers the Company’s equity award plans. The compensation committee held four meetings during fiscal 2009. The compensation committee does not operate pursuant to a written charter.

Grossman, Deal, McCoy, and Powers currently serve as members of the audit committee of the board of directors (the “audit committee”). The audit committee oversees the accounting and financial reporting processes of the Company and independent audits of its financial statements. The audit committee held four scheduled quarterly meetings and eleven additional meetings during fiscal 2009. The audit committee operates pursuant to a written charter, a copy of which was filed as Appendix A to our Proxy Statement filed January 29, 2009. We do not post board committee charters on our website.

Bailey, Powers and Sokolov currently serve as members of the compliance committee of the board of directors (the “compliance committee”). The compliance committee oversees the implementation of the Company’s compliance program, which seeks to ensure that the Company’s operations at all levels and are conducted in compliance with applicable federal and state laws regarding both public and private healthcare programs. The compliance committee held four meetings during fiscal 2009. The compliance committee does not operate pursuant to a written charter.

Grossman, McCoy, and Powers currently serve as members of the corporate governance and nominating committee of the board of directors (the “nominating committee”). The board of directors has delegated to the nominating committee the authority to nominate individuals for election to the board of directors and to consider nominations submitted by stockholders who comply with the notice procedures provided under the Company’s bylaws. The nominating committee utilizes independent search firms, such as Heidrick & Struggles, to perform national searches for director candidates who meet qualifications identified by the nominating committee at the time a search is initiated. In addition, new directors may be identified by members of the board of directors, management, or stockholders. Such qualifications have included, among others, the ability to qualify as an independent director and financial, compliance and health care experience. Once qualified candidates are identified, the nominating committee personally interviews each qualified candidate and evaluates the candidate’s references and credentials. At the conclusion of its evaluation, the nominating committee determines whether to recommend a candidate to the board of directors for nomination. The nominating committee’s process for evaluating director candidates is the same for nominees identified by search firms, members of the board of directors, management, or stockholders. The nominating committee held eight meetings during fiscal 2009. The nominating committee operates pursuant to a written charter, a copy of which is filed as Appendix A to this Proxy Statement. We do not post board committee charters on our website.

Nominations by Stockholders

Nominations may be made by any stockholder who is entitled to vote for the election of the director so nominated. To be considered by the committee, nominations must be received in writing by the secretary of the Company (i) in the case of an annual meeting, not less than 45 days or more than 75 days prior to the first anniversary of the preceding year’s annual meeting, and (ii) in the case of a special meeting at which directors are to be elected, not later than the close of business on the later of 90 days prior to the special meeting or 10 days following the day on which public announcement of the date of the meeting was first made. The notice must include all information relating to the nominee that would be required to be disclosed in solicitations of proxies for election of directors under regulations promulgated by the Securities and Exchange Commission (“SEC”). The notice also must include (A) the name and address, as they appear on the records of the Company, of the stockholder of record submitting the nomination and, if different, the name and address of the beneficial owner on whose behalf the nomination is made and (B) the class and number of shares of the Company which are beneficially owned and owned of record by the stockholder of record and, if applicable, such other beneficial owner.

Independent Directors

The board of directors has determined that the following directors are free from any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and, accordingly, are “independent” as such term is defined by the rules and regulations of the SEC and the listing standards of the NASDAQ Global Select Market (“NASDAQ”):

Robert S. McCoy, Jr.
Galen D. Powers
James A. Deal
Woodrin Grossman
John T. Casey
Pamela G. Bailey
Edward R. Casas
Jacque J. Sokolov, MD
John B. McKinnon (1)
Paul B. Queally (1)
(1) Resigned in April 2008

During the course of its analysis regarding Mr. Grossman’s independence, the board of directors considered that Mr. Grossman and his wife are retired partners of PricewaterhouseCoopers, LLP, (“PwC”), that Mr. Grossman receives a pension from PwC, and that PwC has and may continue to perform non-audit related accounting services for the Company.

As part of its determination regarding Mr. Casas’ independence, the board reviewed the agreement entered into by the Company with Navigant Consulting Inc. (“NCI”) and considered that Mr. Casas would not manage or participate in any manner in the services provided by NCI to the Company, as well as the type of services to be rendered and the structure and amount of compensation due to NCI. The board also considered that although Mr. Casas is a Senior Managing Director of Navigant Capital Advisors (“NCA”), a subsidiary of NCI, it was determined that Mr. Casas would derive no economic benefit from the Company’s engagement of NCI.

Code of Ethics for Directors and Financial Professionals

The board of directors has adopted a Code of Ethics for Directors and Financial Professionals (the “Ethics Code”) that meets the criteria for a code of ethics established by regulations promulgated by the SEC. The Ethics Code applies to each of the Company’s directors including its chairman, and its chief executive officer, chief operating officer, chief financial officer, principal accounting officer and controller, treasurer, hospital chief financial officers, and any other employee designated by the chief financial officer who has significant responsibility for preparing or overseeing the preparation of the Company’s financial statements and the other financial data included in the Company’s periodic reports to the SEC and in other public communications made by the Company. The Company will provide a copy of the Ethics Code upon request to any person without charge. Such requests should be submitted in writing to the Secretary of the Company at the Company’s principal executive offices. In the event of an amendment to or waiver from a provision of the Ethics Code, the Company intends to post such information on its website at www.medcath.com.

Stockholder Communications and Annual Stockholder Meetings

Stockholders who wish to communicate with directors may do so via the Internet by going to www.medcath.com, clicking on “For Investor,” then “Contact and Info Request,” and then the electronic mail address “IR@medcath.com.” Alternatively, stockholders may mail their communications to the attention of “Investor Relations” at the Company’s principal executive offices. All correspondence to directors received electronically or otherwise will be forwarded by the Company’s investor relations department to individual directors per the stockholder’s instructions or, absent instructions, to the chairman of the board.

The board of directors has not adopted a formal policy regarding director attendance at annual meetings. One of MedCath’s directors attended last year’s annual meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Company’s certificate of incorporation permits the board to fix the number of directors, provided there are no less than two nor more than twelve directors. Currently the Company has nine directors. The board of directors is divided into three classes, with three directors currently serving in Class I, three directors currently serving in Class II and three directors currently serving in Class III. Each director serves for a three-year term, with one class of directors being elected at each annual meeting. The term of the Class III directors will expire at this annual meeting. All of the nominees are currently directors of the Company. Upon the recommendation of the nominating committee, the board of directors appointed Ms. Bailey and Mr. Casas in April 2008. Ms. Bailey and Mr. Casas were identified as potential directors by a third party search firm. Dr. Sokolov is standing for re-election.

The following table provides information about each director.

			Term
Name	Age	Class	Expires	Business Experience

Robert S. McCoy, Jr.(2)(3)(4)	71	I	2011	Mr. McCoy has been a director since October 2003. Prior to his retirement in August 2003, he served as vice chairman of Wachovia Corporation (“Wachovia”) and co-chaired the effort to integrate Wachovia and First Union Corporation after their merger in September 2001. Prior to the merger, he served as vice chairman and chief financial officer of Wachovia. Mr. McCoy had been with Wachovia since its 1991 acquisition of South Carolina National Corporation, where he served as president. Prior to that, he was a partner with Price Waterhouse (now PricewaterhouseCoopers). Mr. McCoy serves as a director of Krispy Kreme Doughnuts, Inc., a retailer and wholesaler of doughnuts and packaged sweets, and Web.com Group, Inc., a provider of website building tools and internet marketing.
Galen D. Powers(1)(2)(4)	73	I	2011	Mr. Powers has been a director since October 1998. He is the senior founder and served as president of Powers, Pyles, Sutter & Verville P.C., a Washington, D.C. law firm specializing in healthcare and hospital law, from 1983 to 2001. Mr. Powers was the first chief counsel of the federal Health Care Financing Administration (now Centers for Medicare and Medicaid Services) and has served as a director and the president of the American Health Lawyers Association. He serves as a director of HMS Holdings, Corp. and as a director of a number of private companies in the healthcare industry.

			Term
Name	Age	Class	Expires	Business Experience

James A. Deal(4)	60	I	2011	Mr. Deal was named a director in August 2009. Mr. Deal has served as President and Chief Executive Officer of Hospice Compassus, a provider of hospice care, since July 2006. During 2006 Mr. Deal served as Chairman of INSPIRIS, Inspired Care for the Frail Elderly, and from November 2001 to December 2005, Mr. Deal served as Chairman and Chief Executive Officer of INSPIRIS. From September 1998 to June 2001, Mr. Deal served as President, Chief Executive Officer and a director of Center for Diagnostic Imaging, Inc., a national network of outpatient diagnostic imaging centers. Mr. Deal served as Executive Vice President of Healthways, Inc. from January 1991 to August 1998, and as President of Diabetes Treatment Centers of America, Inc. (now American Healthways Services, Inc.), a Healthways subsidiary, from 1985 to August 1998. Mr. Deal has served on the board of directors for AmSurg Corp. since 1992, chairing the audit committee since 1999, and previously spent three years on the board of the Pediatric Nursing Services of America. Mr. Deal earned a master’s of Public Administration in Health Services Administration from the University of Arizona, and a bachelor’s of business in economics from Western Illinois University.
Woodrin Grossman(2)(4)	65	II	2012	Mr. Grossman has been a director since April 2008. Mr. Grossman served as partner and health care practice leader of PricewaterhouseCoopers LLP, before retiring in June 2005 after 37 years with the firm. While with PricewaterhouseCoopers LLP, he also served as the audit partner for audits of Fortune 500 and other companies. Mr. Grossman later served as Senior Vice President-Strategy and Development of Odyssey HealthCare Inc. from January 2006 to December 2007. He currently serves on the board of Kinetic Concepts Inc. and IPC The Hospitalist Company, Inc. Mr. Grossman holds an MBA from the University of Pennsylvania’s Wharton School and a bachelor’s degree in economics from Moravian College.

			Term
Name	Age	Class	Expires	Business Experience

John T. Casey(3)	64	II	2012	Mr. Casey has served as Chairman of MedCath’s Board of Directors since September 2003 and as a director since May 2000. From September 3, 2003 to February 21, 2006 he also served as President and Chief Executive Officer of MedCath. Mr. Casey continued to be employed by the Company through August 21, 2006, when he became a non-executive Chairman of the Board. From 1997 to 1999, Mr. Casey served as chairman and chief executive officer of Physician Reliance Network, Inc., a publicly traded company that was, prior to its merger with US Oncology, Inc., the largest oncology practice management company in the United States. From 1995 to 1997, Mr. Casey was the chief executive officer of Intecare, LLC, a company formed for the purpose of developing joint venture partnerships with hospitals and integrated healthcare systems. From 1991 to 1995, he served as president and chief operating officer of American Medical International, which, at that time, was the third largest publicly held owner and operator of hospitals in the country. In 1995, American Medical merged with National Medical Enterprises to create Tenet Healthcare Corporation, where Mr. Casey served as vice-chairman until 1997. Mr. Casey has served as a director of Eclipsys Corp since 2008.
O. Edwin French	63	II	2012	Mr. French has been director since February 2007. Mr. French has served as MedCath’s President and Chief Executive Officer since February 2006. Mr. French served as MedCath’s Interim Chief Operating Officer from October 2005 to February 2006. Prior to joining MedCath, Mr. French served as president of the Acute Care Hospital Division of Universal Health Services, Inc. until his early retirement in 2005. Since then, he has served as president of French Healthcare Consulting, Inc., a consulting firm specializing in operations improvement and joint ventures. He also served as president and chief operating officer of Physician Reliance Network from 1997 to 2000, as senior vice president for healthcare companies of American Medical from 1992 to 1995, as executive vice president of Samaritan Health Systems of Phoenix (Samaritan) from 1991 to 1992 and as senior vice president of Methodist Health Systems, Inc. (Methodist) in Memphis from 1985 to 1991. Both Samaritan and Methodist are large not-for-profit hospital systems. Mr. French received his undergraduate degree in occupational education from Southern Illinois University.

			Term
Name	Age	Class	Expires	Business Experience

Pamela G. Bailey(1)	61	III	2010	Ms. Bailey has been a director since April 2008. Ms. Bailey is currently President and Chief Executive Officer of The Grocery Manufacturers Association (GMA), a Washington, D.C. based trade association. From April 2005 until January 2009, she was President and Chief Executive Officer of the Personal Care Products Council. Ms. Bailey served as President and Chief Executive Officer of the Advanced Medical Technology Association, the world’s largest association representing the medical technology industry, from June 1999 to April 2005. From 1970 to 1999, she served in the White House, the Department of Health and Human Services and other public and private organizations with responsibilities for health care public policy. Ms. Bailey also serves as a director of The National Food Laboratory, Inc., a wholly owned subsidiary of GMA and a provider of integrated concepts to commercialization services to food industry customers and serves as a director of Greatbatch, Inc. a developer and manufacturer of critical products used in medical devices for the cardiac rhythm management, neuromodulation, vascular, orthopedic and interventional radiology markets.
Edward R. Casas(3)	50	III	2010	Mr. Casas has been a director since April 2008. Mr. Casas is currently the Managing Director and Co-Head of Navigant Capital Advisors. He currently oversees the Investment Banking and Restructuring practice areas that provide advisory support for Navigant clients. He served as a member of Navigant Consulting, Inc.’s Senior Management Committee. Previously, he was a founding Member and Senior Managing Director of Casas, Benjamin & While, LLC, a leading boutique mergers, acquisitions, private equity and financial restructuring firm. He also served as President and Chief Executive Officer of PrimeCare International, Inc. and as Vice President, Mergers and Acquisitions, for Caremark International, Inc. He served in the United States Navy, U.S. Marine Corps. as a Flight Surgeon.
Jacque J. Sokolov, MD(1)	55	III	2010	Dr. Sokolov has been a director since March 2004. Since 1998, he has served as the chairman and senior partner of SSB Solutions, a national healthcare management consulting, project development and investment firm. Dr. Sokolov previously served as chairman of Coastal Physician Group, Inc., which later became PhyAmerica Physician Group, Inc., from 1994 until 1997. Dr. Sokolov also serves as a director of Hospira, Inc. a global specialty pharmaceutical and medication delivery company that develops manufactures and markets products that help improve patient care.

(1)	Indicates a member of the compliance committee.
(2)	Indicates a member of the nominating committee.
(3)	Indicates a member of the compensation committee.
(4)	Indicates a member of the audit committee.

Compensation of Directors

Directors are reimbursed for out-of-pocket expenses incurred to attend meetings of the board of directors and for meetings of any committees of the board of directors on which they serve. Non-employee directors receive an annual retainer and a fee for each board and committee meeting attended. The chairman of the board of directors and each committee chairman receive an additional annual retainer.

Board of Director and Committee Fees

	Board of	Audit	Compensation	Compliance	Governance
	Directors	Committee	Committee	Committee	Committee

Annual Retainer — Member	$30,000	$5,000	$2,500	$2,500	$—
Annual Retainer — Chairman	$25,000	$35,000	$10,000	$4,000	$—
Meeting	$1,500	$1,500	$1,500	$1,500	$1,500

During fiscal 2009 the Company compiled benchmark director compensation data using Equilar’s research database, an independent resource for benchmarking director compensation and analyzing CEO and executive pay trends. The Company used peer group compensation information of publicly-traded companies to compile a report (the “Compensation Report”) so the compensation committee could benchmark fiscal 2009 total director cash and equity compensation levels (“Total Director Compensation”). See the section below entitled Peer Group Selection and Benchmarking for a detailed list of peer group companies. The results of the Company’s Compensation Report indicated that the Total Director Compensation paid to the directors of the Company was comparable to the Total Director Compensation paid to directors of the Benchmark Companies, with the exception of the chairman retainer fees which fell below the compensation amounts for the Benchmark Companies. As a result, the Total Director Compensation to our Directors remained materially unchanged during fiscal 2009 from the previous year, with the exception that the audit committee chairman annual retainer was increased $10,000 to $35,000 per annum and the compensation committee chairman annual retainer was increased from $6,000 to $10,000 per annum.

The Company grants restricted stock units (“RSU”) under the MedCath Corporation Amended and Restated Outside Directors’ Stock Option Plan to each non-employee director upon becoming a director and as of the Company’s annual shareholder meeting for each director who served as a director as of the first day of each fiscal year. The RSUs are granted at a fair value equal to the fair market value of the Company’s common stock at the date of grant, are fully vested at the date of grant, and are paid in shares of the Company’s common stock upon each director’s termination of service on the board. The table below reflects the amounts of fees earned or paid in cash and RSUs awarded to each director during the fiscal year ended September 30, 2009.

Director Compensation Table

	Fees Earned
	or Paid	Equity		All Other
	in Cash	Awards		Compensation	Total
Name	($)(1)	($)(2)		($)	($)

Current Directors
Robert S. McCoy, Jr.	$103,000	$100,421	(3)	$—	$203,421
Galen D. Powers	74,500	100,421	(3)	—	174,921
James A. Deal(5)	—	54,712	(4)	—	54,712
Woodrin Grossman	69,500	100,421	(3)	—	169,921
John T. Casey	62,500	100,421	(3)	—	162,921
Pamela G. Bailey	37,000	100,421	(3)	—	137,421
Edward R. Casas	47,500	100,421	(3)	—	147,921
Jacque J. Sokolov, MD	40,000	100,421	(3)	—	140,421
Former Directors
John B. McKinnon(6)	22,750	—		—	22,750
Paul B. Queally(6)	16,250	—		—	16,250

(1)	The amounts shown in this column represent the aggregate amount of all fees earned or paid in cash for services as a director in fiscal year 2009.

(2)	Represents the dollar amount recognized for financial statement purposes with respect to the RSUs granted during fiscal 2009. See Note 15 to MedCath’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the fiscal year ended September 30, 2009 for additional details.

(3)	The grant date fair value of these awards was based on a grant of 13,700 RSUs and a closing price of $7.33 as of March 4, 2009 (the grant date) for the Company’s common stock.

(4)	The grant date fair value of these awards was based on a grant of 5,600 RSUs and a closing price of $9.77 as of August 25, 2009 (the grant date) for the Company’s common stock.

(5)	Named a director in August 2009

(6)	Resigned in April 2008.

Nonemployee directors had the following equity awards outstanding as of September 30, 2009.

	Outstanding	Restricted
	Option	Stock
	Awards	Units(1)	Total

Robert S. McCoy, Jr.	10,500	13,700	24,200
Galen D. Powers	23,000	13,700	36,700
James A. Deal	—	5,600	5,600
Woodrin Grossman	—	13,700	13,700
John T. Casey	—	13,700	13,700
Pamela G. Bailey	—	13,700	13,700
Edward R. Casas	—	13,700	13,700
Jacque J. Sokolov, MD	10,500	13,700	24,200

(1)	Restricted stock units are fully vested at the date of grant and are paid in shares of common stock upon each applicable director’s termination of service on the board.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors has selected Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2010. Deloitte & Touche LLP has served as the Company’s independent registered public accounting firm since 2001. Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Ratification by the stockholders of the selection of independent registered public accounting firm is not required, but the audit committee believes that it is desirable to submit this matter to the stockholders. If holders of a majority of the common stock present and entitled to vote on the matter do not ratify the selection of Deloitte & Touche LLP at the meeting, the audit committee will investigate the reason for the rejection and reconsider the appointment. In addition, even if the stockholders ratify the appointment of Deloitte & Touche LLP, the audit committee may in its discretion appoint a different independent registered public accounting firm at any time if the audit committee determines that a change is in the best interest of the Company.

ACCOUNTING AND AUDIT MATTERS

Fees and Services

For the fiscal years ended September 30, 2009 and 2008, fees billed for services provided by Deloitte & Touche LLP were as follows:

	2009	2008

Audit Fees
Recurring audit and quarterly reviews(1)	$1,383,029	$1,522,500
Audit Related Fees(2)	302,389	—
Tax Fees(3)	74,405	283,074
All Other Fees	—	—

Total	$1,759,823	$1,805,574

(1)	Audit fees also include the audit of the Company’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Fees for the Company’s second quarter internal controls assessment and the review of private placement memorandums related to the Company’s solicitation of investor members in certain subsidiaries throughout the year.

(3)	Tax Fees are fees for tax return assistance and preparation, tax examination assistance, and professional services related to tax planning and tax strategy.

The audit committee of the board of directors is responsible for pre-approving all services provided by the Company’s independent registered public accountants, and approved all of the services provided by Deloitte & Touche LLP in fiscal 2009 and 2008. The chairman of the audit committee may approve non-audit engagements that arise between committee meetings, provided that any such decision is presented to the full committee for ratification at its next scheduled meeting.

Audit Committee Financial Expert

The board of directors has determined Robert S. McCoy, Jr., the chairman of the audit committee, to be “independent” under the applicable listing standards of the NASDAQ and rules and regulations promulgated by the SEC and an “audit committee financial expert” as defined by rules and regulations promulgated by the SEC.

REPORT OF THE AUDIT COMMITTEE

The following is the report of the audit committee of the board of directors with respect to the Company’s audited financial statements for the fiscal year ended September 30, 2009.

The audit committee is governed by the Amended and Restated Audit Committee Charter adopted by the Company’s board of directors, a copy of which was attached as Appendix A to the Company’s Proxy Statement filed on January 29, 2009. Each member of the audit committee qualifies as an “independent” director under the applicable listing standards of the NASDAQ and regulations promulgated by the SEC.

The audit committee has reviewed and discussed the Company’s audited financial statements with management. As a part of this oversight, the audit committee reviewed and discussed with management its assessment and report on the effectiveness of the Company’s internal control over financial reporting as of September 30, 2009, which was made using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control — Integrated Framework. The audit committee also reviewed and discussed with Deloitte & Touche LLP its attestation report on the Company’s internal control over financial reporting. These reports are included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009.

The audit committee has also discussed with Deloitte & Touche LLP the matters required to be discussed by the Statement of Auditing Standards No. 61, Communication with Audit Committees, as amended and as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The audit committee has also received written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding Deloitte & Touche LLP’s communications with the audit committee concerning independence and has discussed Deloitte & Touche LLP’s independence with representatives of Deloitte & Touche LLP.

Based upon the review and discussions referred to above, the audit committee recommended to the board of directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009 for filing with the Securities and Exchange Commission.

Respectfully submitted,

Robert S. McCoy, Chairman
Woodrin Grossman
Galen D. Powers
James A. Deal

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information concerning the beneficial ownership of the shares of MedCath common stock outstanding as of January 21, 2010 for:

•	each person who is known to be the beneficial owner of more than five percent of the outstanding shares of MedCath’s common stock,

•	each Named Executive Officer of the Company listed on the summary compensation table that appears elsewhere in this proxy statement,

•	each director and nominee for director of the Company, and

•	MedCath’s current executive officers and directors as a group.

Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power over securities. Except as indicated in the footnotes to this table, MedCath believes each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Shares of common stock subject to options that are exercisable within 60 days of January 21, 2010 are considered outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of another person.

		Percentage of
		Common
	Number of Shares	Stock
Name of Beneficial Owner	Beneficially Owned(1)	Outstanding

Nierenberg Investment Management Company, Inc.(2)	2,940,711	14%
MedCath 1998 LLC(3)	1,968,522	10%
Dimensional Fund Advisors LP(5)	1,659,461	8%
Welsh Carson Anderson & Stowe VII L.P.(4)	1,643,852	8%
O. Edwin French	898,886	4%
James A. Parker	162,038	1%
David Bussone	58,793	*
Joan McCanless	57,833	*
Blair W. Todt	57,119	*
Galen D. Powers	36,700	*
John T. Casey	28,200	*
Jacque J. Sokolov, MD	27,200	*
Robert S. McCoy, Jr.	24,200	*
Pamela G. Bailey	13,700	*
Edward R. Casas	13,700	*
Woodrin Grossman	13,700	*
James A. Deal	5,600	*
Directors and executive officers, as a group (13 persons)	1,397,669	7%

(1)	The following shares of common stock subject to options that are currently exercisable or exercisable within 60 days of January 21, 2009: O. Edwin French, 570,000; James A. Parker, 77,500; Joan McCanless, 16,000; Blair W. Todt, 30,000; Galen D. Powers, 23,000; Jacque J. Sokolov, 10,500; Robert S. McCoy, Jr., 10,500.

(2)	The address of this stockholder is 19605 N.E. 8th Street, Camas, Washington 98607. The Schedule 13F filed by this stockholder on November 16, 2009 indicates that this stockholder, in its capacity as investment advisor, may be deemed to have shared voting and dispositive power over 2,443,045 shares.

(3)	The address of this stockholder is 9 West 57th St 41st Floor, New York, NY 10019. The schedule 13G filed by this stockholder on October 13, 2009 indicates that MedCath 1998 LLC holds directly, and has sole voting and dispositive power with respect to 1,968,522 shares of common stock of MedCath Corporation. As the managing member of MedCath 1998 LLC, KKR 1996 Fund L.P. may be deemed to be the beneficial owner of the shares of Common Stock held by MedCath 1998 LLC. KKR Partners II, L.P. is also a member of MedCath 1998 LLC. In addition, each of KKR Associates 1996, L.P. (as the sole general partner of KKR 1996 Fund L.P.), KKR 1996 GP LLC (as the sole general partner of KKR Associates 1996, L.P.) and Henry R. Kravis and George R. Roberts (as the managers of KKR 1996 GP LLC) may be deemed to have or share beneficial ownership of the shares of Common Stock held by MedCath 1998 LLC. Each reporting person disclaims any such beneficial ownership of such shares of Common Stock.

In addition to the shares of Common Stock described above, Mr. Kravis may be deemed to beneficially own 7,500 shares of Common Stock in his individual capacity.

(4)	The address of this stockholder is 320 Park Avenue, Suite 2500, New York, NY 10022-6815. The Schedule 13G filed by this stockholder on January 22, 2008 indicates that Welsh, Carson, Anderson & Stowe VII, L.P. have sole voting and disposition power over 1,643,852 shares.

(5)	The address of this stockholder is 1299 Ocean Ave. 11th Floor, Santa Monica, California 90401. The Schedule 13F filed by this stockholder on October 28, 2009 indicates that this stockholder, in its capacity as investment advisor, may be deemed to have sole voting and dispositive power over 1,612,782 shares, respectively.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Information about the Executive Officers

Our executive officers, who serve at the discretion of the board of directors, are as follows:

Name	Age	Position

O. Edwin French	63	President and Chief Executive Officer
James A. Parker	45	Executive Vice President and Chief Financial Officer
David Bussone	62	Executive Vice President and President, Operations Division
Joan McCanless	57	Senior Vice President and Chief Clinical and Compliance Officer
Blair W. Todt	42	Senior Vice President, General Counsel and Secretary

O. Edwin French has served as MedCath’s President and Chief Executive Officer since February 2006. Mr. French served as MedCath’s Interim Chief Operating Officer from October 2005 to February 2006. Prior to joining MedCath, Mr. French served as president of the Acute Care Hospital Division of Universal Health Services, Inc. until his early retirement in 2005. Since then, he has served as president of French Healthcare Consulting, Inc., a consulting firm specializing in operations improvement and joint ventures. He also served as president and chief operating officer of Physician Reliance Network from 1997 to 2000, as senior vice president for healthcare companies of American Medical from 1992 to 1995, as executive vice president of Samaritan Health Systems of Phoenix (Samaritan) from 1991 to 1992 and as senior vice president of Methodist Health Systems, Inc. (Methodist) in Memphis from 1985 to 1991. Both Samaritan and Methodist are large not-for-profit hospital systems. Mr. French received his undergraduate degree in occupational education from Southern Illinois University.

James A. Parker was appointed Executive Vice President and Chief Financial Officer on September 22, 2009. Mr. Parker served as the Company’s Senior Vice President, Finance and Development and Interim Chief Financial Officer since June 2009. Mr. Parker was appointed Senior Vice President, Finance and Development in June 2008. Prior to that time, Mr. Parker served as the Company’s Interim Chief Financial Officer from January- June 2008 and as Vice President, Treasurer and Director of Investor Relations since joining MedCath in March 2001. Prior to MedCath, Mr. Parker served in various positions with Bank of America. His tenure at Bank of America began in 1987 and culminated in his position as a high yield bond research analyst with responsibility for coverage of the health care industry at Banc of America Securities. Mr. Parker received his bachelor’s degree from the University of Georgia and his master’s degree in business administration from Wake Forest University’s Babcock School of Management.

David Bussone joined MedCath as the Executive Vice President and President Operations Division during August 2009. Mr. Bussone joins MedCath after serving as a senior vice president for Universal Health Services, Inc.’s (“UHS”) acute division, a division comprised of eleven acute care hospitals. Before joining UHS, Mr. Bussone led turnaround efforts at several facilities, which ranged from large, tertiary, teaching hospitals during his five years as senior vice president with Cambio Health Solutions in Brentwood, Tenn., to smaller, acute care facilities that he worked with as CEO of Apparo Healthcare, a consulting firm he founded to help hospitals and health systems improve their operations, finances and performance. Prior to that, Mr. Bussone spent three years as CEO of two Hospital Corporation of America hospitals located in Florida. Mr. Bussone also served three years as the CEO of Tampa General Healthcare, a 1,050-bed teaching hospital.

Joan McCanless has served as MedCath’s Senior Vice President and Chief Clinical and Compliance Officer since May 2006. From 1996 to May 2006, she served as Senior Vice President of Risk Management and Decision Support. From 1993 to 1996, Ms. McCanless served as a principal of Decision Support Systems, Inc., a healthcare software and consulting firm that she co-founded. Prior to that, she was employed at the Charlotte Mecklenburg Hospital Authority where she served as vice president of administration, a department director, head nurse and staff nurse. Ms. McCanless received her undergraduate degree in nursing from the University of North Carolina at Charlotte.

Blair W. Todt joined MedCath in February 2007.  Before joining MedCath, Mr. Todt had been Associate General Counsel at BearingPoint, Inc., a management and technology consulting firm, providing counsel related to regulatory compliance, direction of responses to government inquiries, litigation management, and engagement review. In addition, Mr. Todt participated in the formation of BearingPoint’s Office of Chief Compliance Officer, including creation and implementation of regulatory, ethics, privacy, and human resources training programs worldwide. Prior to joining BearingPoint, Mr. Todt was a partner in the law firm of Carter, Conboy, Case, Blackmore, Maloney, & Laird, representing, among others, institutional and individual healthcare providers in all areas of healthcare law and litigation. Mr. Todt graduated from George Washington University and Brooklyn Law School.

Equity Compensation Plan Information

The following table summarizes the Company’s equity compensation plans as of September 30, 2009:

Number of Securities
	Number of Securities to	Weighted Average	Remaining Available for Future
	be Issued Upon Exercise	Exercise Price of	Issuance Under Equity
Plan Category	of Outstanding Options	Outstanding Options	Compensation Plans

Equity Compensation Plans Approved by Stockholders	1,681,714	$22.25	976,319
Equity Compensation Plans Not Approved by Stockholders	—	—	—

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

The Company’s executive compensation program is administered by the compensation committee of the board of directors. The compensation committee has structured the Company’s compensation program with a view toward ensuring the financial strength of the Company, encouraging high levels of growth, and maximizing long-term stockholder value. The compensation program is designed to provide meaningful incentives for the attainment of specific financial objectives and rewards executive officers who make substantial contributions to the attainment of those objectives, and to link executive officer compensation with performance. The goal of the compensation committee is to establish compensation levels that will enable the Company to attract, motivate, reward, and retain qualified executives and provide compensation to executives that is externally competitive, internally equitable and performance based. Because total compensation under the program is reflective of Company and individual performance, compensation earned by some or all of our executive officers in a fiscal year may be above market for exceptional business performance. The program is designed to focus and direct the energies and efforts of key executives toward achieving specific Company, divisional, and strategic objectives. The program has three principal components: base salary, annual cash incentive compensation, and long-term equity incentive compensation. In addition, executive officers may elect to participate in the Company’s tax-deferred savings plan and other benefit plans generally available to all employees. The compensation committee typically reviews and adjusts executive officer compensation in the first fiscal quarter of each fiscal year.

Compensation Process, Peer Group Selection and Benchmarking

Compensation Process

General

Our Board has delegated to our compensation committee primary authority to determine executive compensation. The compensation committee seeks input on executive compensation from our Chief Executive Officer (except with respect to his own compensation). The Company, at the direction of the compensation committee, prepared the Compensation Report which presents annual compensation paid to executives of the Company as compared to compensation paid to the comparable executives of the Benchmark Companies using information compiled from Equilar’s research database, as discussed in the Peer Group Selection and Benchmarking section below. The Company used the annual compensation comparative information compiled in the Compensation Report to develop recommendations regarding base salaries, annual cash incentive compensation and long-term equity incentive compensation (“Total Compensation”) for the Company’s executive officers (other than the Chief Executive Officer). These recommendations were discussed with and reviewed in detail by the chairman of the compensation committee before being presented to the entire compensation committee. Total Compensation for each of the executive officers (other than the Chief Executive Officer), for fiscal 2009 were subsequently considered and discussed in detail by the entire board of directors. Following this review with the entire board of directors, the compensation committee approved performance targets for incentive based compensation and other compensation for executive officers for fiscal 2009, including raises in base salary for the executive officers. Messrs. Hinton’s (former executive vice president and chief financial officer) and Todt’s Total Compensation for fiscal 2009 were established by the compensation committee at approximately the 50th percentile of the Benchmark Companies. Mrs. McCanless’ Total Compensation was established at the 75th percentile of the Benchmark Companies. Mr. Parker’s Total Compensation as executive vice president and chief financial officer would be within the 50th percentile of the Benchmark Companies.

Chief Executive Officer (“CEO”)

Simultaneously with its discussion and review of other executive officer compensation, the compensation committee reviewed the analysis in the Compensation Report regarding Benchmark Companies chief executive officers and discussed the base salary, annual cash incentive compensation and long-term equity incentive compensation of our CEO, O. Edwin French. The compensation committee subsequently reviewed and discussed in detail its determinations with the full board of directors and, following that review, the compensation committee approved performance targets for incentive compensation and other compensation for Mr. French for the 2009 fiscal year. Mr. French’s Total Compensation was established at approximately the 50th percentile of the Benchmark Companies.

Peer Group Selection and Benchmarking

To assist the compensation committee in assessing appropriate levels of compensation for all our executive officers, the Compensation Report contained compensation information that identified and analyzed compensation awarded to executive officers at a group of selected Benchmark Companies. The Benchmark Companies were the following:

•	AMN Health Care Services, Inc.

•	Concentra Operating Corporation

•	IASIS Health Care LLC

•	Lifepoint Hospitals, Inc.

•	Pediatrix Medical Group, Inc.

•	Psychiatric Solutions, Inc.

•	United Surgical Partners International

•	US Oncology, Inc.

•	Vanguard Health Systems, Inc.

The compensation committee compared each executive officer’s Total Compensation to those components awarded to similar positions at the Benchmark Companies.

Elements of Compensation and How Each Element is Chosen

Each of the components of compensation is discussed in more detail below. While considering each component of compensation, the compensation committee is relatively more focused on each executive officer’s Total Compensation, rather than the individual components that make up an individual officer’s Total Compensation.

Base Salaries

The initial base salaries for executive officers, including the Chief Executive Officer, were fixed pursuant to written employment agreements. Annual adjustments in the base salaries of all executive officers are determined by the compensation committee through a subjective review of the officer’s performance based upon the compensation process outlined above under the section entitled “Compensation Process.”

Changes in base salary impact target and actual annual incentive cash payouts as those are based on a percentage of base salary. Base salaries are generally set at the median of Benchmark Companies but may be impacted by exceptional performance.

Annual Incentive Compensation

To reward superior performance and contributions made by executive officers, the Company has established the Executive Bonus Plan (the “Bonus Plan”). The Bonus Plan awards annual cash bonuses if specific performance-based financial and operational goals are achieved. The specific performance-based financial and operational goals and the maximum amount of annual cash bonus for each executive officer are determined at the beginning of each fiscal year by the compensation committee. Subsequent to the end of the fiscal year, individual cash bonus awards are approved by the compensation committee based upon achievement of the performance-based financial and operational goals.

During November 2008, the compensation committee of the board of directors approved the terms of the Company’s fiscal 2009 annual incentive bonus plan. The targeted bonus established was 75% of the base salary for Mr. French and 50% of base salary for Messrs. Hinton, Parker, and Ms. McCanless and 30% of base salary for Mr. Todt. The primary performance-based financial and operational goal for which the executive officers are measured against is Adjusted EBITDAP. Adjusted EBITDAP is defined as the Company’s earnings before income tax, depreciation, interest, amortization and pre-opening expenses less net cash interest expense (“EBITDAP”), as further adjusted by the compensation committee for items, positive or negative, related to certain events that occurred during the fiscal year but per the compensation committee’s judgment were not directly attributable to the on-going management of the Company. EBITDAP utilized in arriving at Adjusted EBITDAP in the fiscal 2009 Bonus Plan was derived from the Company’s operating plan as approved by the Board of Directors during November 2008 for fiscal 2009.

Adjusted EBITDAP thresholds are tiered as follows:

% Payout of
% of Adjusted EBITDAP Target Achieved	Targeted Bonus

<90	0
90	50
95	75
100	100

Stretch bonuses are applicable to the CEO and CFO based on the following tiered thresholds:

% Payout of
% Adjusted EBITDAP Target Achieved	Targeted Bonus

104	130
106	160
108	200

Targeted Adjusted EBITDAP was determined by the compensation committee to be $66.0 million for fiscal 2009. Actual Adjusted EBITDAP for fiscal 2009 was $52.7 million, resulting in the achievement of 80% of the Adjusted EBITDAP target. Based on this level of achievement, no bonuses were awarded to the executive officers.

Actual Adjusted EBITDAP for fiscal 2009 was calculated as follows:

Actual EBITDAP		$53.2
Adjustments to EBITDAP
Plus:
Equity in earnings of unconsolidated affiliates	$9.1
EBITDAP from discontinued operations less non-controlling interest	2.8
Compensation expense from stock awards	2.4
Minus:
Non-controlling interest	(9.3)
Interest expense(1)	(5.5)
Total Adjustments to EBITDAP		(0.5)

Adjusted EBITDAP		$52.7

(1)	Interest expense plus interest capitalized less interest rate variance

If the target Adjusted EBITDAP has been achieved for a fiscal year, thereby establishing the total annual incentive bonus payable for each executive officer, the achievement of individual personal goals of the executive officers is reviewed by the compensation committee to determine whether the executive officer will be entitled to receive the total annual incentive bonus payable. All payouts of the annual incentive bonus are subject to 20% reduction if it is determined by the compensation committee that an individual executive officer’s personal goals were not achieved, either individually or in the aggregate.

Personal goals approved by the compensation committee for each executive officer for fiscal 2009 were as follows:

O. Edwin French — President and Chief Executive Officer

1 Drive continued performance improvement and executive accountability.
2 Identify, nurture, and execute development leads to drive growth for the Company.
3 Ongoing review and validation of local market strategies.

4	Establish clear goals for expected operating performance, monitor the performance metrics, ensure corrective actions are taken when negative variances are realized, and drive continued performance improvement relative to industry benchmark standards.
5	Establish and oversee execution of market physician staff/network development plans, continually strengthening MedCath’s brand with physicians in the marketplace.
6	Fully leverage and engage the board of directors participation to guide strategy, establish goals, and benefit from relevant experience and industry relations.
7	Establish ongoing strategy to ensure continued quality improvement in clinical performance, collaborating with physicians to focus on clinical service areas that leverage the MedCath/MD strengths in delivering high quality and profitable health care services.

James A. Parker — Executive Vice President and Chief Financial Officer

1 Improve cash forecasting at the Corporate level.

2	Improve covenant reporting and forecasting given company strategy of assessing debt markets more regularly.
3	Document detailed process surrounding due diligence of potential acquisition opportunities.
4	Pursue and document potential sources capable of referring an acquisition.
5	Enhance treasury management capabilities.
6	Enhance MedCath’s investor relations program and civic responsibility.

Jeffrey L. Hinton — Former Executive Vice President and Chief Financial Officer

1	Continue to build MedCath’s credibility with Wall Street.
2	Improve P&L forecast accuracy and improve both Budget and Forecast variance analysis.
3	Manage efficiency of the cost of Uncompensated Care.
4	Enhance internal control over financial reporting at both the Division and Corporate levels.
5	Improve the value of MedCath’s 401(k) program to all employees.
6	Integrate Managed Care, Decision Support, CBO along with traditional Financial, Treasury and IT support functions to improve timely and relevant decision making.

Joan McCanless — Senior Vice President and Chief Clinical and Compliance Officer

1	Review physician contracts and appropriate documentation for physician payments.
2	Assure research studies are going through appropriate clinical and financial review process at each hospital and the Compliance Committee.
3	Continued training for all Compliance Officers.
4	Expanding the CDMP program to all payors on a consistent basis.
5	Maintain and Improve Disaster Recovery plan.
6	Improve managers performance in dealing with employee issues and documentation.

Blair W. Todt — Senior Vice President, General Counsel and Secretary

1	Improve efficiency and circulation of executed documents and resolutions.
2	Improve responsive communication with leaders regarding legal inquiries.
3	Communicate expectations of legal review and drafting of contracts.
4	Improve timing of legal review of contracts in review system.
5	Improve efficiency and response of non-party subpoenas.
6	Improve execution of Hospital endeavors as determined through board meetings, and ensure that Board minutes are appropriate and accurate.

Since the Adjusted EBITDAP was below the threshold set by the compensation committee, no incentive compensation was paid under the Bonus Plan for fiscal 2009.

Equity Compensation Awards

Pursuant to the Company’s 2006 Stock Option Plan (the “Plan”), the Company may award its executive officers and employees incentive stock options, nonqualified stock options, restricted stock units, and restricted stock. Under the Plan the compensation committee may grant equity awards and determine the exercise period, exercise price, number of awards and such other conditions and restrictions as it deems appropriate for each grant.

Award Granting Procedures

The Plan was established by the Company to attract and retain employees of outstanding competence and to encourage and enable such employees to obtain a financial interest in the Company. The Company has adopted the following policy as it relates to the awarding of equity awards under the Plan.

The Plan is administered by the compensation committee which has all of the powers necessary to enable it to properly carry out its duties under the Plan. The compensation committee has the power to construe and interpret the Plan. The compensation committee may appoint such agents, who need not be members of the compensation committee, as it may deem necessary for the effective performance of its duties, and may delegate to such agents such powers and duties as the compensation committee may deem expedient or appropriate that are not inconsistent with the intent of the Plan to the fullest extent permitted under the law. The decision of the compensation committee or any agent of the compensation committee upon all matters within the scope of its authority shall be final and conclusive on all persons.

Equity awards may be granted to any employee (designated as a participant under the terms and conditions of the Plans) by the compensation committee, in its sole discretion. The compensation committee determines which employees will be participants, the type of award to be made to each participant, and the terms, conditions, and limitations applicable to each award not inconsistent with the Plan. The compensation committee may grant awards singly, in tandem, or in combination with other awards, as the compensation committee may, in its sole discretion, determine.

The maximum number of shares of stock with respect to which awards may be granted to any employee during a fiscal year of the Company is 500,000 shares. Awards of stock options may include incentive stock options, non-qualified stock options, restricted stock or any combination thereof.

Grants of equity awards, of any type, to the Company’s Chief Executive Officer must be ratified by the independent members of the board of directors.

2009 Restricted Stock Awards

We believe that employee equity ownership provides executive officers with significant additional motivation to maximize value for our shareholders. Generally, the size of equity awards made pursuant to the Plan are determined in light of the relative responsibilities of the executive officer, his or her historical and/or expected contributions to the Company, as well as recruitment and retention considerations. Awards are taken into consideration when the compensation committee evaluates the total compensation for each executive officer and grants awards at its discretion. As a means to assist the compensation committee in their decisions regarding the number of, value of, and form of equity awards to be granted, the Company engaged Mercer, an independent compensation consultant, to perform a Long-Term Incentive Strategy Review (the “LTI Review”) for fiscal 2009.

The LTI Review compiled historical long term incentive practices for the Benchmark Companies as well as survey results for potential future long term incentive strategies for the Benchmark Companies. The LTI Review highlighted the fact that the compensation committee did not have a formal long term incentive award program and that several public companies had changed the form of their equity awards from stock options to restricted stock. Following the completion of its assessment of the LTI review, the compensation committee decided to change the form of future equity awards from stock options to restricted stock.

Restricted stock was granted to our executives during fiscal 2009 in the form of two grants. The first grant was comprised of restricted stock awards (“RSA”) that vest annually on December 31, over a three year period. The second grant is comprised of performance based restricted stock awards (“PSA”) that vest annually on December 31, over a three year period if certain performance conditions are met. Each PSA has an “Annual Performance Goal” or performance condition, which is satisfied annually if the Company achieves a 10% increase in its publicly reported diluted earnings per share, subject to adjustment by the compensation committee. Additionally, if the Annual Performance Goal is not met for a given year, the PSA may still vest based on a cumulative performance goal. The “Cumulative Performance Goal” shall be satisfied as of a fiscal year end if the Company achieves a 10% compounded annual increase in its publicly-reported diluted earnings per share, subject to adjustments by the compensation committee.

In determining whether the Company has achieved the Annual or Cumulative Performance Goals, the compensation committee shall have the discretion to exclude from the calculation of the Company’s diluted earnings per share the effect of (i) items presented as “extraordinary items” (or other comparable terms) in the

Company’s audited financial statements, (ii) extraordinary, unusual or nonrecurring items of gain or loss, (iii) changes in tax or accounting laws or rules, and (iv) mergers, acquisitions, investments, divestitures, spin offs or significant transactions, each of which are identified in the audited financial statements and notes thereto or in the “compensation discussion and analysis” within the Company’s annual proxy statement filed with the SEC.

We believe the equity compensation awards discussed above are a critical component to our compensation program as they serve to align the interests of executive officers closely with other shareholders because of the direct benefit executive officers receive through improved stock performance and Company performance, in the case of PSAs.

Change in Control and Severance Agreements

Our executive officers are employed pursuant to the terms of written employment agreements. Nevertheless, from time to time, we implement plans or enter into agreements that would provide certain benefits payable to certain employees, including in some cases certain executive officers, in connection with the termination of employment, a change in control of the Company or other situations. The compensation committee considers such plans, agreements and benefits in order to be competitive in the hiring and retention of employees, including executive officers, in comparison with comparable companies with which we compete for talent. In addition, these benefits are intended to retain our officers during the pendency of a proposed change in control transaction and align the interests of our officers with our stockholders in the event of a change in control. We believe that proposed or actual change in control transactions can adversely impact the morale of officers and create uncertainty regarding their continued employment. Without these benefits, officers may be tempted to leave MedCath prior to the closing of the change in control, especially if they do not wish to remain with the entity after the transaction closes, and any such departures could jeopardize the consummation of the transaction or our interests if the transaction does not close and we remain independent. The compensation committee believes that these benefits therefore serve to enhance stockholder value in the transaction, and align the officers’ interest with those of our stockholders in change in control transactions.

The potential payments that each of the named executive officers would have received if a change in control or termination of employment would have occurred on September 30, 2009 are set forth under the section titled “Executive Employment Agreements and Compensation of Individual Named Executive Officers” and “Potential Payments upon Termination or Change in Control Table” elsewhere in this proxy statement.

Other Benefits

We provide other customary benefits that are comprehensive and apply uniformly to all of our employees, including our executive officers. The purpose of this element of compensation is to provide assurance of financial support in the event of illness or injury and encourage retirement savings.

Our employee benefits program includes medical, dental, prescription drug, Medical Flexible Spending contribution, vision care, disability insurance, life insurance benefits, business travel insurance, 401(k) savings plan with employer match, educational assistance, gymnasium dues, employee assistance program and holidays, and a vacation allowance. We believe that these benefits are standard for executive officers at comparable companies with whom we compete for personnel.

Deferred Compensation Programs

We do not maintain any non-qualified deferred compensation programs for our executive officers or any supplemental executive retirement plans. We believe that the equity award component of each executive officer’s Total Compensation should serve as a major source of wealth creation, including the accumulation of substantial resources to fund the executive officer’s retirement years.

Tax Considerations

Under federal income tax law, a public company may not deduct non-performance based compensation in excess of $1.0 million paid to its chief executive officer or any of its four highest paid other executive officers. No executive officer of the Company received in fiscal 2009 non-performance based compensation in excess of this limit. The compensation committee currently intends to continue to manage the Company’s executive compensation program in a manner that will maximize federal income tax deductions. However, the compensation committee may from time to time exercise its discretion to award compensation that may not be deductible under Section 162(m) of the Code when in its judgment such award would be in the interests of the Company.

Executive Employment Agreements and Compensation of Individual Named Executive Officers

O. Edwin French.  MedCath entered into an employment agreement with Mr. French, our President and Chief Executive Officer, on February 21, 2006. The agreement provides for an initial three-year term that is automatically renewed for successive one year terms unless either party provides notice of non-renewal at least 90 days prior to the end of the initial or any renewal term. Mr. French’s base salary will be adjusted annually at the discretion of the board of directors, but in no event may his base salary be reduced nor be less than the median base salary for a comparable position at corporations of similar size and character as the Company.

The agreement provides that Mr. French will participate in an annual bonus plan that will establish a target annual bonus opportunity equal to 75% of his base salary for the year. The terms and provisions of the bonus plan, including the performance goals and the threshold performance levels that must be met for payment of a bonus may established each year by the compensation committee (see above section entitled “Process”). The agreement further provides for him to participate in any other compensation plan or program maintained by the Company for senior executives as well as all employee fringe benefit, pension and welfare benefit programs which the Company makes available to senior executives.

Upon the termination of employment of Mr. French by the Company without cause (other than as a result of death or disability which are addressed below), or upon a voluntary termination by the executive for good reason by giving six months advance notice, the agreement provides for the following payments and benefits:

•	an amount equal to the sum of two times his annual base salary and one times his target annual bonus;

•	earned but unpaid salary (including any awarded but deferred bonus payment);

•	unreimbursed business expenses; and

•	continued coverage under the Company’s group medical insurance plan for a period ending on the earlier of (A) the date Mr. French becomes covered under comparable plans of a new employer or (B) eligibility of Medicare benefits.

Upon termination by the Company with cause, or by Mr. French without good reason, the agreement provides for the following payments:

•	earned but unpaid salary (including any awarded but deferred bonus payment); and

•	unreimbursed business expenses.

Upon termination of employment because of a total and permanent disability, Mr. French will receive any amounts due under the terms of any disability insurance policy which the Company maintains for him, a pro rata portion of the target bonus (if any) for the fiscal year in which the disability occurs, any earned but unpaid salary (including any awarded but deferred bonus payment), and any unreimbursed business expenses.

Upon termination of employment because of death, Mr. French’s estate or designated beneficiaries will receive any death benefits provided under any plans the Company maintains for him, a pro rata portion of the target bonus (if any) for the fiscal year in which the death occurs, any earned but unpaid salary (including any awarded but deferred bonus payment), and any unreimbursed business expenses.

The agreement contains non-competition and nondisclosure provisions. The nondisclosure provisions provide that Mr. French will not disclose confidential information regarding the Company and its subsidiaries and affiliates at any time following his termination of employment. The non-competition provisions provide that he will not, for a period of one year following the date of termination, compete with the Company by directly or indirectly becoming involved with a competitor of the Company. Furthermore, Mr. French agrees not to solicit employees of the Company for one year following the date of his termination of employment.

James A. Parker.  MedCath entered into an amended and restated employment agreement dated February 18, 2001 with Mr. Parker, Executive Vice President and Chief Financial Officer, which was amended and effective August 14, 2009. The agreement provides for an initial three-year term that is automatically renewed for successive one year terms unless either party provides notice of non-renewal at least 90 days prior to the end of the initial or any renewal term. Mr. Parker’s base salary will be adjusted annually at the discretion of the board of directors, but in no event will his base salary be reduced nor be less than the median base salary for a comparable position at corporations of similar size and character as the Company.

The agreement provides that Mr. Parker will participate in an annual bonus plan that will establish a target annual bonus opportunity equal to 50% of his base salary for the year. The terms and provisions of the bonus plan, including the performance goals and the threshold performance levels that must be met for payment of a bonus will be established each year by the compensation committee. The agreement further provides for him to participate in any other compensation plan or program maintained by the Company for senior executives as well as all employee fringe benefit, pension and welfare benefit programs which the Company makes available to senior executives.

Upon the termination of employment of Mr. Parker by the Company without cause (other than as a result of death or disability which is addressed below), or upon a voluntary termination by the executive for good reason, the agreement provides for the following payments and benefits:

•	an amount equal to (A) one times his annual base salary if termination occurs prior to a change in control or more than 12 months after a change in control or (B) if such termination occurs upon a change in control or at any time within 12 months after a change in control, the sum of two times his annual base salary and one times his target annual bonus;

•	earned but unpaid salary (including any awarded but deferred bonus payment);

•	unreimbursed business expenses; and

•	continued coverage under the Company’s medical, disability and life insurance plans for a period ending the earlier of (A) the first anniversary of the date of termination or (B) the date the executive becomes covered under comparable plans of a new employer.

Upon termination by the Company with cause, or by Mr. Parker without good reason, the agreement provides for the following payments:

•	earned but unpaid salary (including any awarded but deferred bonus payment); and

•	unreimbursed business expenses.

Upon termination of employment because of a total and permanent disability, Mr. Parker will receive any amounts due under the terms of any disability insurance policy which the Company maintains for him, pro rata portion of the bonus (if any) for the fiscal year in which the disability occurs, any earned but unpaid salary (including any awarded but deferred bonus payment), and any unreimbursed business expenses.

Upon termination of employment because of death, Mr. Parker’s estate or designated beneficiaries will receive any death benefits provided under any plans the Company maintains for him, a pro rata portion of the bonus (if any) for the fiscal year in which the death occurs, any earned but unpaid salary (including any awarded but deferred bonus payment), and any unreimbursed business expenses.

The agreement contains non-competition and nondisclosure provisions. The nondisclosure provisions provide that Mr. Parker will not disclose confidential information regarding the Company and its subsidiaries and affiliates at any time following his termination of employment. The non-competition provisions provide that he will not, for a period of one year following the date of termination, compete with the Company by directly or indirectly becoming involved with a competitor of the Company. Furthermore, Mr. Parker agrees not to solicit employees of the Company for one year following the date of his termination of employment.

David Bussone.  MedCath entered into an employment agreement with Mr. Bussone Executive Vice President and President, Operations Division, on September 1, 2009. The agreement provides for an initial three-year term that is automatically renewed for successive one year terms unless either party provides notice of non-renewal at least 90 days prior to the end of the initial or any renewal term. Mr. Bussone’s base salary will be adjusted annually at the discretion of the board of directors, but in no event will his base salary be reduced nor be less than the median base salary for a comparable position at corporations of similar size and character as the Company.

The agreement provides that Mr. Bussone will participate in an annual bonus plan that will establish a target annual bonus opportunity equal to 50% of his base salary for the year. The terms and provisions of the bonus plan, including the performance goals and the threshold performance levels that must be met for payment of a bonus will be established each year by the compensation committee. The agreement further provides for him to participate in any other compensation plan or program maintained by the Company for senior executives as well as all employee fringe benefit, pension and welfare benefit programs which the Company makes available to senior executives.

Upon the termination of employment of Mr. Bussone by the Company without cause (other than as a result of death or disability which are addressed below), or upon a voluntary termination by the executive for good reason, the agreement provides for the following payments and benefits:

•	an amount equal to (A) one times his annual base salary if termination occurs prior to a change in control or more than 12 months after a change in control or (B) if such termination occurs upon a change in control or at any time within 12 months after a change in control, the sum of two times his annual base salary and one times his target annual bonus;

•	earned but unpaid salary (including any awarded but deferred bonus payment);

•	unreimbursed business expenses; and

•	continued coverage under the Company’s medical, disability and life insurance plans for a period ending the earlier of (A) the first anniversary of the date of termination or (B) the date the executive becomes covered under comparable plans of a new employer.

Upon termination by the Company with cause, or by Mr. Bussone without good reason, the agreement provides for the following payments:

•	earned but unpaid salary (including any awarded but deferred bonus payment); and

•	unreimbursed business expenses.

Upon termination of employment because of a total and permanent disability, Mr. Bussone will receive any amounts due under the terms of any disability insurance policy which the Company maintains for him, a pro rata portion of the bonus (if any) for the fiscal year in which the disability occurs, any earned but unpaid salary (including any awarded but deferred bonus payment), and any unreimbursed business expenses.

Upon termination of employment because of death, Mr. Bussone’s estate or designated beneficiaries will receive any death benefits provided under any plans the Company maintains for him, pro rata portion of the bonus (if any) for the fiscal year in which the death occurs, any earned but unpaid salary (including any awarded but deferred bonus payment), and any unreimbursed business expenses.

The agreement contains non-competition and nondisclosure provisions. The nondisclosure provisions provide that Mr. Bussone will not disclose confidential information regarding the Company and its subsidiaries and affiliates at any time following his termination of employment. The non-competition provisions provide that he will not, for a period of one year following the date of termination, compete with the Company by directly or indirectly becoming involved with a competitor of the Company. Furthermore, Mr. Bussone agrees not to solicit employees of the Company for one year following the date of his termination of employment.

Joan McCanless.  MedCath entered into an amended and restated employment agreement with Ms. McCanless, Senior Vice President and Chief Clinical and Compliance Officer, on September 30, 2005. The agreement provides for an initial three-year term that is automatically renewed for successive one year terms unless either party provides notice of non-renewal at least 90 days prior to the end of the initial or any renewal term. Ms. McCanless’ base salary will be adjusted annually at the discretion of the board of directors, but in no event will her base salary be reduced nor be less than the median base salary for a comparable position at corporations of similar size and character as the Company.

The agreement provides that Ms. McCanless will participate in an annual bonus plan that will establish a target annual bonus opportunity equal to 50% of her base salary for the year. The terms and provisions of the bonus plan, including the performance goals and the threshold performance levels that must be met for payment of a bonus will be established each year by the compensation committee. The agreement further provides for her to participate in any other compensation plan or program maintained by the Company for senior executives as well as all employee fringe benefit, pension and welfare benefit programs which the Company makes available to senior executives.

Upon the termination of employment of Ms. McCanless by the Company without cause (other than as a result of death or disability which are addressed below), or upon a voluntary termination by the executive for good reason, the agreement provides for the following payments and benefits:

•	an amount equal to (A) one times her annual base salary if termination occurs prior to a change in control or more than 12 months after a change in control or (B) if such termination occurs upon a change in control or at any time within 12 months after a change in control, the sum of two times her annual base salary and one times her target annual bonus;

•	earned but unpaid salary (including any awarded but deferred bonus payment);

•	unreimbursed business expenses; and

•	continued coverage under the Company’s medical, disability and life insurance plans for a period ending the earlier of (A) the first anniversary of the date of termination or (B) the date the executive becomes covered under comparable plans of a new employer.

Upon termination by the Company with cause, or by Ms. McCanless without good reason, the agreement provides for the following payments:

•	earned but unpaid salary (including any awarded but deferred bonus payment); and

•	unreimbursed business expenses.

Upon termination of employment because of a total and permanent disability, Ms. McCanless will receive any amounts due under the terms of any disability insurance policy which the Company maintains for her, a pro rata portion of the bonus (if any) for the fiscal year in which the disability occurs, any earned but unpaid salary (including any awarded but deferred bonus payment), and any unreimbursed business expenses.

Upon termination of employment because of death, Ms. McCanless’ estate or designated beneficiaries will receive any death benefits provided under any plans the Company maintains for her, a pro rata portion of the bonus (if any) for the fiscal year in which the death occurs, any earned but unpaid salary (including any awarded but deferred bonus payment), and any unreimbursed business expenses.

The agreement contains non-competition and nondisclosure provisions. The nondisclosure provisions provide that Ms. McCanless will not disclose confidential information regarding the Company and its subsidiaries and affiliates at any time following her termination of employment. The non-competition provisions provide that she will not, for a period of one year following the date of termination, compete with the Company by directly or indirectly becoming involved with a competitor of the Company. Furthermore,

Ms. McCanless agrees not to solicit employees of the Company for one year following the date of her termination of employment.

Blair W. Todt.  MedCath entered into an employment agreement with Mr. Todt, vice president, general counsel on December 21, 2006. Mr. Todt’s base salary will be adjusted annually at the discretion of Mr. French.

The agreement provides that Mr. Todt will participate in an annual bonus plan that will establish a target annual bonus opportunity equal to 30% of his base salary for the year. The terms and provisions of the bonus plan, including the performance goals and the threshold performance levels that must be met for payment of a bonus will be established each year by Mr. French. The agreement further provides for him to participate in any other compensation plan or program maintained by the Company for all employee fringe benefit, pension and welfare benefit programs which the Company makes available to employees.

Upon the termination of employment of Mr. Todt by the Company without cause, or upon a voluntary termination by the executive for good reason, the agreement provides for the following payments and benefits:

•	an amount equal to one half his annual base salary;

•	earned but unpaid salary; and

•	unreimbursed business expenses.

Upon termination by the Company with cause, or by Mr. Todt without good reason, the agreement provides for the following payments:

•	earned but unpaid salary; and

•	unreimbursed business expenses.

The agreement contains non-competition and nondisclosure provisions. The nondisclosure provisions provide that Mr. Todt will not disclose confidential information regarding the Company and its subsidiaries and affiliates at any time following his termination of employment. The non-competition provisions provide that he will not, for a period of one year following the date of termination, compete with the Company by directly or indirectly becoming involved with a competitor of the Company. Furthermore, Mr. Todt agrees not to solicit employees of the Company for one year following the date of his termination of employment.

Summary Compensation Table

The following table sets forth the annual and long-term compensation for the Named Executive Officers during the fiscal years ended September 30, 2009, 2008, and 2007:

								Change in
								Pension
								Value
							Non-Equity	and Nonqualified
							Incentive	Deferred
				Stock		Option	Plan	Compensation	All Other
		Salary	Bonus	Awards		Awards	Compensation	Earnings	Compensation		Total
Name and Principal Position(s)	Year	($)	($)	($)(1)		($)(1)	($)	($)	($)		($)

O. Edwin French	2009	$618,269	$—	$1,499,996		$—	$—	$—	$14,938	(3)	$2,133,203
President,	2008	$600,000	$—	$—		$805,000	$—	$—	$15,231	(3)	$1,420,231
Chief Executive Officer (principal executive officer)	2007	$575,000	$495,938	$259,716	(2)	$—	$—	$—	$2,890	(3)	$1,333,542
James A. Parker	2009	$300,385	$—	$349,996		$—	$—	$—	$17,677	(3)	$668,058
Executive Vice President,	2008	$300,000	$—	$—		$—	$—	$—	$19,107	(3)	$319,107
Chief Financial Officer (principle financial officer)	2007	$247,200	$142,140	$90,691		$—	$—	$—	$24,973	(3)	$505,004
Jeffrey L. Hinton	2009	$281,154	$—	$682,496	(5)	$—	$—	$—	$76,008	(4)	$1,039,653
Executive Vice President,	2008	$87,500	$—	$—		$832,000	$—	$—	$23,877	(4)	$943,377
Chief Financial Officer (through June 2009) (former principal financial officer)
David Bussone	2009	$22,885	$—	$499,999		$—	$	$—	$—		$522,884
Executive Vice President and President, Operations Division (beginning September 2009)
Joan McCanless	2009	$245,502	$—	$123,084		$—	$—	$—	$10,603	(3)	$379,189
Senior Vice President and	2008	$239,000	$—	$—		$—	$—	$—	$9,459	(3)	$248,459
Chief Clinical and	2007	$232,000	$92,800	$175,623		$—	$—	$—	$19,860	(3)	$520,283
Compliance Officer
Blair W. Todt	2009	$261,054	$—	$130,998		$—	$	$—	$16,810	(3)	$408,862
Senior Vice President,	2008	$256,197	$—	$—		$—	$	$—	$13,895	(3)	$270,092
General Counsel and Secretary

(1)	Both Stock and Option Awards are valued based on the fair value of the award at the date of grant. The Stock Awards vest in various increments as discussed in the Equity Compensation Awards section of the Compensation Discussion and Analysis section elsewhere in this proxy statement. The Option Awards vest immediately but are subject to sales restrictions for five years. As a result, this fair value may not be indicative of the ultimate value the executive may receive under a given grant. See Note 15 to MedCath’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the year ending September 30, 2009 for the valuation assumptions used in determining the fair value of the awards.

(2)	This stock award vests in various increments as set forth in footnote 3 in the Outstanding Equity Awards at Fiscal Year End Table included elsewhere in this proxy statement.

(3)	The perquisites include 401-K matching contributions, gymnasium dues, and medical insurance.

(4)	The perquisites include 401-K matching contributions, gymnasium dues, and relocation expenses of $71,537 during Fiscal 2009.

(5)	These awards was forfeited as a result of Mr. Hinton’s departure.

Grants of Plan Based Awards During 2009

The following table sets forth information regarding all grants of awards made to our named executive officers during fiscal year 2009 under any plan.

			Estimated Possible Payouts			Estimated Possible Payouts
			Under Non-Equity Incentive			Under Equity Incentive						Exercise
			Plan Awards(1)			Plan Awards					All Other	Price
									All Other		Option	of Stock	Grant
									Stock		Awards:	Option or	Date
									Awards:		Number of	Grant	Fair
									Number of		Securities	Price of	Value of
									Shares of		Underlying	Stock	Stock/
	Grant		Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or		Options	Awards	Option
Name	Date(2)		($)	($)	($)	(#)	(#)	(#)	Units (#)		(#)	($/Sh)(3)	Awards(2)

O. Edwin French	2/13/09	(4)	—	—	—	—	—	—	79,787		—	$9.40	$749,998
President, Chief	2/13/09	(5)	—	—	—	—	—	—	79,787			$9.40	$749,998
Executive Officer (principal executive officer)			234,375	468,750	937,500	—	—	—
James A. Parker	9/17/09	(4)	—	—	—	—	—	—	10,549		—	$9.48	$100,005
Executive Vice President	9/17/09	(5)	—	—	—	—	—	—	10,548		—	$9.48	$99,995
and Chief Financial Officer	2/13/09	(4)	—	—	—	—	—	—	7,979		—	$9.40	$75,003
(principal financial officer)	2/13/09	(5)	—	—	—	—	—	—	7,978			$9.40	$74,993
			87,500	175,000	350,000	—	—	—
Jeffrey L. Hinton	2/13/09	(4)	—	—	—	—	—	—	36,303	(7)	—	$9.40	$341,248
Executive Vice President,	2/13/09	(5)	—	—	—	—	—	—	36,303	(7)		$9.40	$341,248
Chief Financial Officer (through June 2009)			87,500	175,000	350,000	—	—	—
(former principal financial officer)
David Bussone	9/1/09	(4)	—	—	—	—	—	—	33,160	(6)	—	$8.67	$287,497
Executive Vice President	9/1/09	(5)	—	—	—	—	—	—	24 510		—	$8.67	$212,502
and President, Operations Division (beginning September 2009)
Joan McCanless	2/13/09	(4)	—	—	—	—	—	—	6,547		—	$9.40	$61,542
Senior Vice President and	2/13/09	(5)	—	—	—	—	—	—	6,547		—	$9.40	$61,542
Chief Clinical and Compliance Officer			61,543	123,085	123,085	—	—	—
Blair W. Todt	2/13/09	(4)	—	—	—	—	—	—	6,968		—	$9.40	$65,499
Senior Vice President,	2/13/09	(5)	—	—	—	—	—	—	6,968		—	$9.40	$65,499
General Counsel and Secretary			39,301	78,602	78,602	—	—	—

(1)	No incentive compensation was paid under the Bonus Plan for fiscal 2009 as the Adjusted EBITDAP was less than the threshold performance level established by the compensation committee.

(2)	Restricted stock awards are valued based on the closing price of the Company’s stock on the date of grant.

(3)	Grants were issued pursuant to the MedCath Corporation 2006 Stock Option and Award Plan. In accordance with the terms of the MedCath Corporation 2006 Stock Option and Award Plan, the grant price is equal to the closing market price of the Company’s common stock on the date of grant.

(4)	Restricted stock awards vest over a three year period.

(5)	Performance based restricted stock awards vest over a three year period based on the Company meeting specific performance conditions in each given year as discussed in the Equity Compensation Awards section of the Compensation Discussion and Analysis section elsewhere in this proxy statement.

(6)	Mr. Bussone was awarded an additional 8,650 restricted stock awards related to his new employment with the Company.

(7)	These awards were forfeited as a result of Mr. Hinton’s departure.

Outstanding Equity Awards at Fiscal Year End Table

All of the stock options granted vest on the date of grant but contain sales restrictions. The following table sets forth information with respect to options to purchase the Company’s common stock held by to the Named Executive Officers as of September 30, 2009.

	Outstanding Equity Awards at Fiscal Year End
			Options Awards(1)					Stock Awards
										Equity
										Incentive	Equity Incentive
					Equity					Plan Awards:	Plan Awards:
					Incentive					Number of	Market or
					Plan Awards:			Number of		Unearned	Payout Value of
			Number of	Number of	Number of			Shares or	Market Value	Shares, Units	Unearned
			Securities	Securities	Securities			Units of	of Shares or	or Other	Shares, Units or
			Underlying	Underlying	Underlying	Option		Stock That	Units of Stock	Rights That	Other Rights
			Unexercised	Unexercised	Unexercised	Exercise		Have Not	That Have Not	Have Not	That Have Not
	Award		Options (#)	Options (#)	Unearned	Price	Option	Vested	Vested	Vested	Vested
Name	Grant Date		Exercisable	Unexercisable	Options (#)	($)	Expiration Date	(#)	($)(2)	(#)	($)

O. Edwin French	11/1/2005		500,000	—	—	$21.49	2/21/2016	—	—	—	—
President,	3/9/2006	(3)	—	—	—	—	—	—	—	39,063	$342,583
Chief Executive Officer	11/13/2007		70,000	—	—	$26.50	11/13/2017	—	—	—	—
(principal executive	2/13/2009	(4)	—	—	—	—	—	79,787	$699,732	—	—
officer)	2/13/2009	(5)	—	—	—	—	—	—	—	79,787	$699,732

James A. Parker	2/26/2001		20,000	—	—	$19.00	2/26/2011	—	—	—	—
Executive Vice President,	8/11/2004		16,500	—	—	$15.13	8/11/2014	—	—	—	—
Chief Financial Officer	2/16/2005		10,000	—	—	$26.46	2/16/2015	—	—	—	—
(principal financial	6/12/2006		31,000	—	—	$14.89	6/12/2016	—	—	—	—
officer)	2/13/2009	(4)	—	—	—	—	—	7,979	$69,976	—	—
	2/13/2009	(5)	—	—	—	—	—		—	7,978	$69,967
	9/17/2009	(4)	—	—	—	—	—	10,549	$92,515	—	—
	9/17/2009	(5)	—	—	—	—	—	—	—	10,548	$92,506

David Bussone	9/1/2009	(4)	—	—	—	—	—	33,160	$290,813	—	—
Executive Vice President,	9/1/2009	(5)	—	—	—	—	—	—	—	24,510	$214,953
President Operations Division
(beginning Sept 2009)

Joan McCanless	12/12/2003		11,600	—	—	$9.95	12/12/2013	—	—	—	—
Senior Vice President and	1/7/2004		4,400	—	—	$10.58	1/7/2014	—	—	—	—
Chief Clinical and	2/13/2009	(4)	—	—	—	—	—	6,547	$57,417	—	—
Compliance Officer	2/13/2009	(5)	—	—	—	—	—	—	—	6,547	$57,417

Blair W. Todt	2/26/2007		30,000	—	—	$30.35	2/26/2017	—	—	—	—
Senior Vice President,	2/13/2009	(4)	—	—	—	—	—	6,968	$61,109	—	—
General Counsel and Secretary	2/13/2009	(5)	—	—	—	—	—	—	—	6,968	$61,109

(1)	Options vest immediately upon grant but remain subject to sales restrictions for five years.

(2)	Market value based on September 30, 2009 closing market price of our common stock of $8.77 per share.

(3)	The unvested stock award for Mr. French vests March 9, 2011 in the following increments: 0% if stock price is less than $20, 40% if stock price is $20 — $21, 76.2% if stock price is $21-$22 and 100% if stock price is more than $22.

(4)	Restricted stock awards vest over a three year period.

(5)	Performance based restricted stock awards vest over a three year period based on the Company meeting specific performance conditions in each given year as discussed in the Equity Compensation Awards section of the Compensation Discussion and Analysis section elsewhere in this proxy statement.

Option Exercises and Stock Vested Table

The following table sets forth information concerning each exercise of stock options and each vesting of restricted stock and restricted stock units during 2009 for each of the named executive officers on an aggregated basis.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)(1)

O. Edwin French	—	—	—	—
President, Chief Executive Officer
James A. Parker	—	—	12,632	$131,878
Executive Vice President and
Chief Financial Officer
Jeffrey L. Hinton	—	—	—	—
Former Executive Vice President and
Chief Financial Officer
(through June 2009)
David Bussone	—	—	—	—
Executive Vice President and
President, Operations Division
(beginning September 2009)
Joan McCanless	—	—	24,211	$252,763
Senior Vice President and
Chief Clinical and Compliance Officer
Blair W. Todt	—	—	—	—
Senior Vice President,
General Counsel and Secretary

(1)	Represents pretax gain upon vesting.

Potential Payments upon Termination or Change-in-Control Table

The Company has entered into certain agreements and maintains certain plans that will require the Company to provide compensation to Named Executive Officers in the event of a termination of employment without cause or a change in control of the Company. The amount of compensation payable to each Named Executive Officer if each situation occurred on September 30, 2009 is listed in the table below.

	Involuntary		Termination		Value	Value
	Termination		Related to		of	of
Name	Without Cause		Change in Control		Stock Options	Stock Awards

O. Edwin French	$1,718,750	(1)	$1,718,750	(1)	$—	$1,042,315	(4)
President, Chief Executive Officer
James A. Parker	350,000	(2)	875,000	(1)	—	162,473	(4)
Executive Vice President ,
Chief Financial Officer
David Bussone	425,000	(2)	1,062,500	(1)	—	214,953	(4)
Executive Vice President and
President Operations Division
(beginning September 2009)
Joan McCanless	246,170	(2)	615,425	(1)	—	71,105	(4)
Senior Vice President and Chief Clinical and Compliance Officer
Blair W. Todt	131,003	(3)	131,003	(3)	—	61,109	(4)
Senior Vice President, General
Counsel and Secretary

(1)	Two times salary plus one times target annual incentive compensation

(2)	One times salary

(3)	One half times salary

(4)	Market value based on September 30, 2009 closing market price of our common stock of $8.77 per share

Compensation Committee Report

We, the compensation committee of the board of directors of MedCath Corporation, have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review and discussion, we have recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and in MedCath Corporation’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009.

Respectfully submitted,

THE COMPENSATION COMMITTEE

Edward R. Casas, Chairman
Robert S. McCoy, Jr.
John T. Casey

CERTAIN TRANSACTIONS

The Company and its board of directors continually scrutinize proposed business arrangements to identify and evaluate potential related party transactions. Related party transactions are evaluated by either the full board of directors or a committee of the board of directors depending on the subject matter of the arrangement and the facts giving rise to any possible conflicts of interest. The board has a policy which requires board members to disclose conflicts if they arise.

OTHER MATTERS

Stockholder Proposals

Proposals of stockholders intended to be presented at the Company’s 2011 annual meeting and included in the Company’s proxy materials relating to the meeting must be received by the Company at its principal executive offices addressed to the Secretary of the Company no later than the close of business on September 30, 2010. Proposals of stockholders intended to be presented at the 2011 annual meeting that the Company may not be required to include in its proxy materials relating to the meeting, must be received no earlier than December 8, 2010 and no later than January 17, 2011.

Expenses and Solicitation

The Company will bear the entire cost of this proxy solicitation, including the preparation, printing, and mailing of the proxy statement, the proxy and any additional soliciting materials sent by the Company to stockholders. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for reasonable expenses incurred by them in forwarding proxy soliciting materials to such beneficial owners. In addition to solicitations by mail, certain of the Company’s directors, officers, and regular employees, without additional remuneration, may solicit proxies by telephone, facsimile, and personal interviews. Solicitation by officers and employees of the Company may also be made of some stockholders in person or by mail, telephone, or facsimile following the original solicitation.

Section 16(a) Beneficial Ownership Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, certain officers, and holders of more than 10% of the Company’s common stock (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of common stock of the Company. Based on its review of the copies of such filings received by it during the fiscal year ended September 30, 2009, the Company concluded that all reports of ownership were filed on a timely basis with the exception of a Form 3 filed by Mr. Todt on February 17, 2009 and a Form 3 filed on August 26, 2009 by Mr. Deal.

Delivery of Proxy Statements and Annual Reports

As permitted by the Securities Exchange Act of 1934, as amended, only one copy of this Proxy Statement and the annual report is being delivered to stockholders residing at the same address, unless such stockholders have notified the Company of their desire to receive multiple copies of the Proxy Statement or annual report.

The Company will promptly deliver, upon oral or written request, a separate copy of this Proxy Statement or annual report to any stockholder residing at a shared address to which only one copy was mailed. Requests for additional copies of this year’s Proxy Statement or annual report, requests to receive multiple copies of future proxy statements or annual reports and requests to receive only one copy of future proxy statements or annual reports should be directed to Blair W. Todt, Senior Vice President, General Counsel and Secretary, at the Company’s principal executive offices, 10720 Sikes Place, Suite 300, Charlotte, North Carolina 28277, (704) 815-7700.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on March 3, 2010:

The Company’s Proxy Statement on Schedule 14A, form of proxy card, and 2009 Annual Report on Form 10-K are available at:
http://phx.corporate-ir.net/phoenix.zhtml?c=129804&p=irol-sec&control — selectgroup=Proxy%20Filings and http://phx.corporate-ir.net/phoenix.zhtml?c=129804&p=irol-reports, respectively.

APPENDIX A

MedCath Corporation

Corporate Governance and
Nominating Committee Charter

Purpose

The Board of Directors has created the Corporate Governance and Nominating Committee (the “Committee”) to:

•	periodically review issues and developments related to corporate governance matters and formulate and make governance recommendations to the Board;

•	identify individuals qualified to become directors,

•	nominate individuals for election as directors, and

•	develop recommendations for and periodically review succession plans for executive officers and directors.

Committee Membership

The Committee shall be composed entirely of directors who satisfy the definition of “independent” under the listing standards of The Nasdaq Global Market, as in effect from time to time. The Committee members shall be appointed by the Board and may be removed by the Board in its discretion. The Committee shall have the authority to delegate any of its responsibilities to subcommittees as the Committee may deem appropriate, provided the subcommittees are composed entirely of independent directors.

Meetings

The Committee shall meet as often as its members deem necessary to perform the Committee’s responsibilities.

Oversight of Corporate Governance

To fulfill its corporate governance oversight responsibilities and duties, the Committee shall:

•	Regularly review issues and developments related to corporate governance matters and formulate and make governance recommendations to the Board,

•	Make recommendations to the Board regarding committee structure and delegated responsibilities to be included in the charter of each of its committees,

•	Evaluate and recommend any revisions to board and committee meeting policies and logistics,

•	Consider and recommend changes in the size of the Board,

•	On a periodic basis, solicit input from the Board and conduct a review of the effectiveness of the operation of the Board and its committees, including reviewing governance and operating practices.

Nominating Authority and Responsibilities

The Board has delegated to the Committee the authority to exercise its powers to nominate individuals for election to the Board at a meeting of stockholders and to fill vacancies. In exercising this authority, the Committee shall select nominees who, among other qualifications it deems appropriate, (i) have the highest personal and professional integrity, (ii) have demonstrated exceptional ability and judgment, and (iii) shall be most effective, in conjunction with incumbent members of the Board, in collectively serving the long-term interests of the Corporation and its stockholders.

A-1

The Committee also shall review nominations made by stockholders to determine if such nominations satisfy the requirements of the Corporation’s Bylaws and applicable law.

The Committee shall have the authority, to the extent it deems necessary or appropriate, to engage advisors to assist in identifying director candidates and to approve the fees and other retention terms of such engagements.

Management Succession Plans

The Committee shall be responsible for developing recommendations to the Board with respect to succession plans for the chief executive officer, senior executives and directors, including succession in the case of an emergency, and periodically review such plans.

A-2

ANNUAL MEETING OF STOCKHOLDERS OF
MEDCATH CORPORATION
March 3, 2010
Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to Be Held on March 3, 2010:
The Company’s Proxy Statement on Schedule 14A,
form of proxy card and 2009 Annual Report on Form 10-K are available at:
http://phx.corporate-ir.net/phoenix.zhtml?c=129804&p=irol-sec&control_selectgroup=Proxy%20Filings and
http://phx.corporate-ir.net/phoenix.zhtml?c=129804&p=irol-reports, respectively.
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
ê Please detach along perforated line and mail in the envelope provided. ê

20330000000000001000 8	030310

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	To elect three individuals to the board of directors to serve for a three-year term as a Class III director.

NOMINEES:
☐	FOR ALL NOMINEES	¡ ¡	Pamela G. Bailey Edward R. Casas
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡	Jacque J. Sokolov, M.D.
☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
2.	To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending September 30, 2010.	☐	☐	☐
This appointment of proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder(s). If no direction is given, this proxy will be voted FOR the election of each nominee in Proposal 1 and FOR approval of Proposal 2, and in their discretion, the proxies are authorized to vote upon any other business as may properly come before the meeting.
PLEASE COMPLETE, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐
(for directions to the annual meeting, shareholders may contact Blair W. Todt, MedCath’s Secretary, at (704) 815-7700)

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

☐
MEDCATH CORPORATION
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 3, 2010
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints O. Edwin French, James A. Parker and Blair W. Todt as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Medcath Corporation which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at the Company's headquarters located at 10720 Sikes Place, Charlotte, North Carolina 28277, on March 3, 2010, or any adjournment or postponement thereof.
(Continued and to be signed on the reverse side)

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